Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Nara Bancorp, Inc. on Form S-3 of our report dated March 9, 2001, appearing in the Annual Report on Form 10-K of Nara Bancorp, Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Los Angeles, California

/s/ DELOITTE & TOUCHE LLP
May 14, 2001